Exhibit 10.23

FORTUNE BRANDS HOME & SECURITY, INC.

2013 LONG-TERM INCENTIVE PLAN

Form of [GRANT DATE] Performance Share Award Notice (the “Notice”)

Executive

Company

You have been awarded XXXX target performance share awards (“PSAs”) that will be paid in shares of common stock of Fortune Brands Home & Security, Inc. (the “Company”). The number of shares of Company common stock paid (if any) at the end of the Performance Period will be based upon Company performance compared to the performance goals described below and pursuant to the terms and conditions of the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (the “Plan”) and the Performance Share Award Agreement (together with this Notice, Agreement”). In exchange for accepting the PSAs, you will be required to agree to the restrictive covenant language contained in the agreement. Copies of the Plan and the Performance Share Award Agreement are available on the UBS website (www.ubs.com/onesource/fbhs). Capitalized terms not defined in this Notice have the meanings specified in the Plan or the Agreement.

Award:	The right to earn a number of shares of Company common stock, to be paid at the end of the Performance Period, based upon the Company’s attainment of the performance goals described below.

Award Date:	[GRANT DATE]

Performance Period:	January 1, XXX – December 31, XXX

Payout Date:	The date the Compensation Committee of the Company’s Board of Directors certifies attainment of the performance goals described below.

Performance Goals and Percentage of Performance Shares Earned:			Average ROIC (Weighted 25%)
			Minimum	Target	Maximum
			xx%	xx%	xx%
	Diluted Cumulative EPS before Charges/Gains (Weighted 75%)		% of Performance Shares Earned
	Minimum	$xx	0	25	50
	Target	$xx	75	100	125
	Maximum	$xx	150	175	200

If Company performance falls between two goals, the number of Performance Shares to be paid will be interpolated between the two applicable goals.

Adjustments:	Appropriate and equitable adjustments (which may be increases or decreases) shall be made to the Performance Goals by the Compensation Committee of the Company’s Board of Directors as provided in Section 10 of the Award Agreement; provided that, except as permitted by Section 162(m) of the Internal Revenue Code, no adjustment shall be made which would result in an increase in the Holder’s compensation if the Holder’s compensation is subject to the limitation on deductibility under Code Section 162(m), for the year with respect to which the adjustment occurs.

FORTUNE BRANDS HOME & SECURITY, INC.

2013 LONG-TERM INCENTIVE PLAN

Form of [Grant Date] Performance Share Award Agreement (the “Agreement”)

Fortune Brands Home & Security, Inc., a Delaware corporation (the “Company”), grants to the undersigned “Holder” a performance stock award subject to the terms and conditions of the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (the “Plan”) and this Agreement (collectively, the “Award”). The date of the grant, the number of shares of Common Stock of the Company to be paid to Holder under the Award (“Performance Shares”), the minimum, target and maximum goals (“Performance Measures”) and the period during which the Performance Measures may be achieved (the “Performance Period”), are provided in a separate notice outlining specifics of the Award (the “Award Notice”) and on the Plan’s online administrative system. Capitalized terms not defined in this Agreement have the meanings specified in the Plan.

1.    Number of Shares Payable Pursuant to Award. Subject to the certification by the Committee and except as otherwise provided in this Agreement, the number of Performance Shares payable to Holder shall be determined based on the satisfaction of the Performance Measures as set forth in the Award Notice; provided, however, that no Performance Shares shall be payable for the Performance Period if the actual achievement of the Performance Measures is less than the minimum Performance Measures established for the Performance Period. Any Performance Shares that become payable to Holder under this Award will be issued to Holder (or, in the event of Holder’s death or termination due to Disability, Holder’s appointed and qualified executor or other personal representative) by the Company as soon as practicable following: (i) the end of the Performance Period; and (ii) the certification by the Committee of the Company’s achievement of the Performance Measures (but in any event no later than sixty (60) days following the end of the Performance Period). In addition, no fractional shares will be delivered.

2.    Termination of Employment During the Performance Period.

(a)    In the event of Holder’s death during the Performance Period, Holder’s beneficiary or estate (as applicable) will be entitled to receive, as soon as practicable following the certification of performance by the Committee following the end of the Performance Period (as described in Section 1 above), a payment of the number of shares of Company Common Stock, if any, that would have otherwise been payable to Holder had Holder’s death not occurred prior to the end of the Performance Period, based upon actual performance during the entire Performance Period.

(b)    In the event of Holder’s Retirement or termination due to Disability (each as defined below) during the Performance Period but after the one-year anniversary of the Grant Date (as specified in the Award Notice), Holder will be entitled to receive, as soon as practicable following the certification of the Company’s performance by the Committee following the end of the Performance Period (as described in Section 1 above), a payment of the number of shares of Company Common Stock, if any, that would have otherwise been payable to Holder had Holder’s employment not terminated prior to the end of the Performance Period, based upon actual performance during the entire Performance Period. Notwithstanding the foregoing, in the event of a Change in Control (as described in Section 4 below), Holder will receive the number of shares determined under Section 4 of this Agreement, as applicable, and not this Section 2, even if Holder is eligible for Retirement when Holder’s employment terminates, and payment will be made at the time specified in Section 4. For purposes of this Award, (i) “Retirement” means Holder’s termination of employment (other than for Cause as described below) on or after attaining age 55 and completing five (5) years of service with the Company or its predecessors or affiliates; and (ii) Holder will have a “Disability” if Holder is receiving benefits under the long-term disability plan maintained by Holder’s employer at the time of Holder’s termination of employment.

(c)    If the Holder’s employer terminates Holder’s employment for Cause (as defined below) at any time prior to the certification by the Committee of the Company’s achievement of the Performance Measures, then the Award will be forfeited and terminated immediately upon such termination of employment. For purposes of this Award, “Cause” has the same meaning as specified in any employment or other written agreement between Holder and Holder’s employer regarding benefits upon termination of employment (“Termination Agreement”), provided that if Holder is not a party to a Termination Agreement that contains such definition, then Cause shall mean termination of employment for: (A) dishonesty or fraud; (B) commission of any act, or omission to act, that causes or may cause damage or detriment to the business, employees, property or reputation of the Company or its Subsidiaries; (C) dereliction of duty; (D) gross misconduct, gross negligence or gross malfeasance; or (E) violation of the code of conduct and/or personnel policies of the Company or its Subsidiaries.

(d)    Except as otherwise provided in Section 4 below, if Holder’s employment terminates during the Performance Period for any reason other than death, Disability, or Retirement, the Award will be canceled as of Holder’s termination date and Holder will not be entitled to any payment of Performance Shares.

(e)    For the purposes of this Agreement, (i) a transfer of Holder’s employment from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, without an intervening period, will not be deemed a termination of employment; and (ii) if Holder is granted in writing a leave of absence, Holder will be deemed to have remained in the employ of the Company or a Subsidiary during such leave of absence (but not beyond Holder’s separation from service within the meaning of Section 409A of the Code if this Award is deemed to be subject to said Section, using a 29-month period rather than 6-months per U.S. Treasury Regulation §1.409A-1(h)(1)(i) for a leave of absence due to any medically determinable physical or mental impairment as contemplated under such section).

3.    Dividend Equivalents. Holder will be entitled to receive dividend equivalents with respect to the Award to the extent that the Company pays dividends on Company Common Stock during the Performance Period. Such dividend equivalents will be equal to the cash dividends (if any) that would have been paid to Holder for the shares of Common Stock subject to the Award had such shares been issued and outstanding on the dividend record date occurring during the Performance Period. Dividend equivalents (if any) will be subject to the same vesting conditions as the Performance Shares and will be paid to Holder in cash at the same time as the shares of Common Stock subject to the Award are delivered.

4.     Termination without Cause or for Good Reason Following Change in Control. In the event of a Change in Control, the Award will become subject to Section 5.8 of the Plan. In the event that the Performance Shares remain outstanding following a Change in Control and Holder’s employment is terminated following a Change in Control but prior to the end of the Performance Period either: (i) by the Company other than for Cause, or (ii) by Holder for “Good Reason” (as defined below), the Award will become nonforfeitable and will be paid to the Holder, subject to Section 19 of this Agreement, within sixty (60) days following the date Holder’s employment terminates assuming that the target Performance Measures under the Award for the entire Performance Period had been achieved; provided, however, if the Award is considered “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) and (x) the Change in Control was not a “change in control event” within the meaning of Section 409A of the Code or (y) the termination of employment occurred more than two years following the occurrence of such “change in control event,” then the Award shall be paid to the Holder at the time specified in Section 1 of the Agreement. For purposes of this Award, “Good Reason” will have the same meaning as such term has under any Termination Agreement, provided that if Holder is not a party to any Termination Agreement that contains such definition, then Good Reason shall mean the Holder’s termination of the Holder’s employment for any of the following reasons without the Holder’s consent: (A) a material diminution in the Holder’s duties, responsibilities and status as in effect immediately preceding the Change in Control; (B) a material reduction in the Holder’s base salary as in effect immediately preceding the Change in Control; or (C) requiring Holder to relocate to an office more than 50 miles from the offices at which the Holder was based immediately preceding the Change in Control, except for required travel on Company business to an extent substantially consistent with Holder’s position; provided, however, that in order to terminate Holder’s employment for Good Reason, Holder must (x) provide written notice of his or her intent to terminate employment within 30 days following the initial existence of the event or circumstance giving rise to Good Reason, (y) the Company must be provided an opportunity to cure the event or circumstance giving rise to “Good Reason for a period of 30 days; and (z) if not cured, the Holder must terminate his or her employment due to Good Reason within 30 days following the expiration of the Company’s cure period.

5.    No Stockholder Rights. Holder will not have any rights of a stockholder (including voting rights) or any other right, title or interest, with respect to any of the Performance Shares unless and until such shares have been recorded on the Company’s official stockholder records as having been issued or transferred to Holder in the form of Common Stock of the Company.

6.    Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the payment, delivery or issuance of Performance Shares, the shares of Common Stock subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to obtain and maintain any such listing, registration, qualification, consent, approval or other action.

7.    Clawback Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, outstanding Performance Shares may be cancelled, and the Company may require Holder to return shares of Common Stock (or the value of such stock when originally paid to Holder), dividend equivalents (if any) issued under this Award and any other amount required by applicable law to be returned, in the event that such repayment is required in order to comply with the Company’s clawback policy or any laws or regulations relating to restatements of the Company’s publicly-reported financial results.

8.    Nontransferability. This Award may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise by Holder, other than (a) by will or by the laws of descent and distribution; or (b) pursuant to an approved domestic relations order approved in writing by the Secretary of the Committee or the Secretary’s designee. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all related rights will immediately become null and void.

9.    Tax Withholding. As a condition to the delivery of shares of Common Stock, Holder must, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Holder fails to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount payable by the Company to Holder, including regular salary or bonus payments. Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (a) a cash payment to the Company; (b) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value (as defined below), determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (c) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (d) any combination of (a), (b) and (c). Shares of Common Stock may not have an aggregate Fair Market Value in excess of the amount determined by applying the maximum statutory withholding rate in the applicable jurisdiction. The number of shares to be delivered to the Company or withheld from the Holder shall be determined by applying the maximum statutory withholding rate, if the Holder makes such an election. For purposes of this Award, “Fair Market Value” as of any date means the value determined by reference to the closing price of a share of Common Stock as finally reported on the New York Stock Exchange for the trading day immediately preceding such date. Any fraction of a share of Common Stock which would be required to satisfy any Required Tax Payment will be disregarded and the remaining amount due must be paid in cash by Holder. No share of Common Stock will be issued or delivered until the Required Tax Payments have been satisfied in full.

10.    Adjustments.

(a)     In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities subject to the Award will be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code, to the extent applicable. The decision of the Committee regarding any such adjustment is final and binding.

(b)     Subject to Section 162(m) of the Code, appropriate and equitable adjustments (which may be increases or decreases) will be made by the Committee to the Performance Measures to take into account changes in law or to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, including, but not limited to (i) changes in laws, regulations and accounting principles; (ii) actuarial gains or losses related to defined benefit plan accounting; and (iii) impairment and restructuring related changes.

11.    No Rights to Continued Employment. In no event will the granting of the Award or its acceptance by Holder, or any provision of this Agreement or the Plan, give or be deemed to give Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time for any reason.

12.    Restrictive Covenants. In exchange for accepting the Award and in consideration of the Confidential Information (defined below) the Company provides to Holder, benefits Holder is not otherwise entitled to, Holder agrees to the following restrictive covenants:

(a)    Confidential Information. Holder acknowledges that he/she has access to highly confidential information of the Company and any Subsidiary that Holder provides services to or is provided confidential information about, including but not limited to, information concerning: finances, supply and service, marketing, customers (including lists), operations, business and financial plans and strategies, and product costs, sourcing and pricing (“Confidential Information”). The Holder agrees that during his/her employment and for three years following the end of Holder’s employment (for whatever reason), Holder will protect the Confidential Information and only use it for business-related reasons; however, trade secrets will always remain protected for as long as the information qualifies as a trade secret under applicable law. Nothing in this Agreement is intended to prohibit any activity by Holder which is protected by law. The obligations of this Agreement (including, but not limited to the confidentiality obligations) do not prohibit Holder from reporting any event that Holder reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), cooperating in an investigation conducted by such a government agency, or disclosing to such a government agency any Confidential Information that is lawfully acquired by Holder and that Holder reasonably and in good faith believes is relevant to the matter at issue.

(b)    Non-Competition. Holder agrees that he/she will not, directly or indirectly, for a period of 12 months after the end of Holder’s employment (for whatever reason), engage in a Prohibited Capacity within the Restricted Area on behalf of a business that manufactures, distributes, offers, sells or provides any Competing Products. “Competing Products” means any products and/or services that are similar in function or purpose to those offered by the Company and its Subsidiaries and as to which Holder had Involvement. “Involvement” means to have responsibilities, provide supervision, engage in dealings or receive Confidential Information about during the last two (2) years immediately preceding the end of Holder’s employment (the “Look Back Period”). “Prohibited Capacity” means to engage in the same or similar capacity or function that Holder worked for the Company and/or its Subsidiaries at any time during the Look Back Period or in a capacity that would otherwise result in the use or disclosure of Confidential Information. “Restricted Area” means those geographic areas in which the Company and its Subsidiaries do business and as to which business Holder had Involvement.

(c)    Non-Solicitation of Customers. Holder agrees that he/she will not, directly or indirectly, during his/her employment and for a period of 12 months after the end of his/her employment (for whatever reason), solicit, induce or attempt to induce (or assist others to solicit) any customers or prospective customers of the Company and its Subsidiaries to cease doing business with the Company and its Subsidiaries or to buy a Competing Product. The prohibition in this Section 12(c) only applies to customers and prospective customers with which Holder had Involvement.

(d)    Non-Solicitations of Employees. Holder agrees that he/she will not, directly or indirectly, for a period of 12 months after the end of his/her employment (for whatever reason), solicit (or assist another in soliciting), induce, employ or seek to employ any individual employed by Company and/or its Subsidiaries. Where an additional restriction is required to enforce the foregoing, Holder’s non-solicitation obligation is limited to employees with whom Holder had Involvement.

(e)    Reasonableness of Restrictions. Holder acknowledges that the temporal, activity and geographic limitations of Sections 12(a), (b), (c) and (d) above are reasonable in scope and narrowly constructed so as to protect only the Company and its Subsidiaries’ legitimate protectable interests, and will not prohibit Holder from obtaining meaningful employment following the end of Holder’s employment.

(f)    Tolling of Restrictive Period. The periods described in Sections 12(a), (b), (c) and (d) above shall not run during any period of time in which the Holder is in violation of this paragraph, and shall toll during any such period of violation. If Holder resides in and is subject to the laws of Wisconsin, then this paragraph shall not apply.

(g)    General. (i) Before accepting new employment, Holder will advise any such future employer of the restrictions in this Agreement. Holder agrees that the Company and its Subsidiaries may advise any such future employer or prospective employer of this

Agreement and their position on the potential application of this Agreement without such giving rise to any legal claim. (ii) The obligations in this Agreement shall survive the termination of Holder’s employment and shall, likewise, continue to apply and be valid notwithstanding any change in Holder’s employment terms (such as, without limitation, a change in duties, responsibilities, compensation, position or title). (iii) The Subsidiaries are third party beneficiaries of the Agreement and may enforce the Agreement without the need for further consent or agreement by the Holder. (iv) If either party waives his, her, or its right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach. (v) This Agreement shall not be construed to supersede or replace any prior agreements containing confidentiality, nondisclosure, non-competition and non-solicitation provisions. Rather, the restrictions in this Agreement shall be read together with such prior agreements to afford the Company and its Subsidiaries the broadest protections allowed by law. (vi) If a court finds any of the Agreement’s restrictions unenforceable as written, the parties agree the court is authorized and expected under the terms of this Agreement to revise the restriction (for the jurisdiction covered by that court only) so as to make it enforceable, or if such revision is not permitted then to enforce the otherwise unreasonable or unenforceable restriction to such lesser extent as would be deemed reasonable and lawful within that jurisdiction.

13.    Decisions of Board or Committee. The Board or the Committee has the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement is final and binding.

14.    Successors. This Agreement is binding upon and will inure to the benefit of any successor or successors of the Company and any person or persons who, upon the death of Holder, may acquire any rights in accordance with this Agreement or the Plan.

15.    Notices. All notices, requests or other communications provided for in this Agreement will be made, if to the Company, to Fortune Brands Home & Security, Inc., Attn. General Counsel, 520 Lake Cook Road, Deerfield, Illinois 60015, and if to Holder, to the last known mailing address of Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement will be made in writing either (a) by personal delivery; (b) by facsimile or electronic mail with confirmation of receipt; (c) by mailing in the United States mails; or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the intended party if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

16.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions of this Agreement and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

17.    Governing Law. This Agreement, the Award and all determinations made and actions taken with respect to this Agreement or Award, to the extent not governed by the Code or the laws of the United States, will be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

18.    Agreement Subject to the Plan. This Agreement is subject to, and will be interpreted in accordance with, the Plan. In the event of a conflict between this Agreement and the Plan, the terms of the Plan will apply. Holder hereby acknowledges receipt of a copy of the Plan, and by accepting the Award in the manner specified by the Company, he or she agrees to be bound by the terms and conditions of this Agreement, the Award, the Plan, and if applicable to the Holder, stock ownership guidelines established by the Company.

19.    Section 409A. Any payment of Performance Shares to the Holder pursuant to this Agreement is intended to be exempt from Section 409A of the Code to the maximum extent possible as a short-term deferral pursuant to Treasury Regulation §1.409A-1(b)(4). However, if this Agreement and the Award are not so exempt, then this Agreement and Award are intended to comply with the requirements of Section 409A of the Code and will be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Holder to taxes or penalties under Section 409A of the Code (“409A Penalties”), Holder and the Company will cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event will the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Holder’s “termination of employment,” such term will be deemed to refer to Holder’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Holder is a “specified employee,” as defined in Section 409A of the Code, as of the date of Holder’s separation from service, then to the extent any amount payable to Holder (a) is payable upon Holder’s separation from service, and (b) under the terms of this Agreement would be payable prior to the six-month anniversary of Holder’s separation from service, to the extent that payment under this Agreement is otherwise subject to the provisions of Section 409A of the Code, such payment will be delayed until the earlier to occur of: (x) the six-month anniversary of Holder’s separation from service and (y) the date of Holder’s death. If any applicable payment period begins in one calendar year and ends in the following calendar year, Holder shall not have the right to designate the year of the payment.

20.    Counterparts. This Agreement may be executed in one or more counterparts, all of which together will constitute but one Agreement.